Exhibit 99.2

Genesis Energy, L.P. Upsizes and Prices an Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) announced today that it has priced at par a public offering of $350,000,000 in aggregate principal amount of 5 5⁄8% senior unsecured notes due 2024. The offering was upsized from the previously announced $300,000,000 in aggregate principal amount of notes. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all of our existing and future subsidiaries. The offering of the notes is expected to settle on May 15, 2014, subject to customary closing conditions. We intend to use net proceeds from the notes offering to repay outstanding borrowings under our revolving credit facility and for general partnership purposes.

RBC Capital Markets, BMO Capital Markets, BofA Merrill Lynch, Citigroup, Deutsche Bank Securities, Scotiabank, US Bancorp and Wells Fargo Securities are acting as joint book-running managers for the notes offering. The notes offering is being made only by means of a prospectus supplement and accompanying base prospectus. A copy of the prospectus supplement and accompanying base prospectus associated with this offering may be obtained, when available, from the underwriters as follows:

•	RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098. By email at CM-USA-Prospectus@rbc.com, or Toll-Free: (877) 280-1299;

•	BMO Capital Markets Corp., at 3 Times Square, 28th Floor, New York, NY 10036, Attention: Maya Patel or by calling (212) 702-1882;

•	Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717. By email at batprospectusdept@citi.com, or Toll-Free: (800) 831-9146;

•	Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, or by calling 1-800-503-4611 or by email at prospectus.cpdg@db.com;

•	BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038. By email at dg.prospectus_requests@baml.com;

•	Scotia Capital (USA) Inc., Attention: Debt Capital Markets 1 Liberty Plaza, 25th Floor, 165 Broadway New York, New York 10006 Telephone: (800) 372-3930;

•	U.S. Bancorp Investments, Inc., Attention: Non-Investment Grade Syndicate, 214 North Tryon Street, Charlotte, NC 28202. Toll-Free: (877) 558-2607; or

•	Wells Fargo Securities, LLC, at 550 South Tryon Street, 7th Floor MAC D1086-070, Charlotte, NC 28202, Attention: Client Support or by calling 1-800-326-5897 or by e-mail at cmclientsupport@wellsfargo.com.

An electronic copy of the prospectus supplement and the accompanying base prospectus may be obtained when available from the Securities and Exchange Commission’s (SEC) web site at http://www.sec.gov. The notes are being offered pursuant to an effective shelf registration statement that we previously filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

We are a diversified midstream energy master limited partnership headquartered in Houston, Texas. Our operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products and certain industrial gases. Our operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to close successfully the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer